Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock of

Human Genome Sciences, Inc.

at

$13.00 Net Per Share

by

H. Acquisition Corp.

a wholly owned subsidiary of

GlaxoSmithKline plc

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 10, 2012 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by H. Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Human Genome Sciences, Inc., a Delaware corporation (“HGS”), at a price of $13.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1.     The tender price is $13.00 per Share, net to you in cash, without interest and less any required withholding taxes.

2.     The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of the day on Thursday, June 7, 2012, unless extended (as extended, the “Expiration Date”).

3.     The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by GSK and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) HGS’s board of directors having approved the Offer under Section 203 of the Delaware General Corporation Law (the “DGCL”) or the Purchaser being satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the Offer and the Merger, (iii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any necessary approvals or waiting periods under the laws of any foreign jurisdiction applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, as described in the Offer to Purchase, and (iv) HGS not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or GSK’s ability to acquire the Shares or HGS or otherwise diminishing the expected value to GSK of the acquisition of HGS.

4.     Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare, Inc. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Human Genome Sciences, Inc.

at

$13.00 Net Per Share

by

H. Acquisition Corp.,

a wholly owned subsidiary of

GlaxoSmithKline plc

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 10, 2012, and the related Letter of Transmittal, in connection with the offer by H. Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Human Genome Sciences, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Dated , 2012	Name(s)
Address(es)
Zip Code

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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